                                                                      Exhibit 5


                                 [LETTERHEAD]


                                April 25, 1995


Securities and Exchange Commission
Division of Corporate Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

                Re:  Microsoft Corporation
                     Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel for Microsoft Corporation, a Washington corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") respecting the sale of up to 22,898 shares of common stock, par value $.00005, by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

        In connection with such registration, we have made such inquiry and review as we deem necessary to render this opinion. Based thereon, it is our opinion that the shares of common stock being registered are validly issued, fully paid, and non-assessable.

        We hereby consent to the filing of this opinion in connection with the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement and related prospectus.

                              Very truly yours,

                              PRESTON GATES & ELLIS


                              By /s/ Richard B. Dodd
                                 --------------------
                                    Richard B. Dodd


RBD:kd